Exhibit T3E.6
FORM OF LETTER TO BROKERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER
NOMINEES
MORRIS PUBLISHING GROUP, LLC
MORRIS PUBLISHING FINANCE CO.
FOR TENDER OF ALL OUTSTANDING
7% SENIOR SUBORDINATED NOTES DUE 2013 (CUSIP NO. 618270-AB-8)
IN EXCHANGE FOR
$100,000,000 AGGREGATE PRINCIPAL AMOUNT OF FLOATING RATE SECURED NOTES DUE 2014
THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 12, 2010, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). UNLESS YOU ARE RESTRICTED FROM DOING SO BY THE SUPPORT AGREEMENT (DESCRIBED IN THE OFFERING MEMORANDUM), TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
To Brokers, Commercial Banks, Trust Companies and Other Nominees:
          Morris Publishing Group, LLC and Morris Publishing Finance Co. have enclosed the materials listed below relating to an offer to exchange all of our outstanding 7% Senior Subordinated Notes due 2013 (CUSIP number 618270-AB-8) (the “Old Notes”) for $100,000,000 aggregate principal amount of our Floating Rate Secured Notes due 2014, which are to be issued upon the terms and subject to the conditions set forth in the Offering Memorandum and Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization, dated December 14, 2009, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).
          Enclosed herewith are copies of the following documents:
1.	Letter to Holders of 7% Senior Subordinated Notes due 2013;

2.	Offering Memorandum and Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization dated December 14, 2009;

3.	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

4.	A form of letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee together with instructions to your clients and space provided therein for obtaining such client’s instruction with regard to the Exchange Offer.
          We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended. The Exchange Offer is conditioned upon our receiving valid and timely tender of least 99% of the aggregate principal amount of the outstanding Old Notes.
          If you have any questions regarding the Exchange Offer, or if you would like to request additional copies of the enclosed materials, please contact the information agent, Ipreo Holdings LLC, by calling (877) 746-3583 (toll-free) or (201) 499-3500.
Very truly yours,
MORRIS PUBLISHING GROUP, LLC
MORRIS PUBLISHING FINANCE CO.